Exhibit 3.(i)

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                          NEW GENERATION PLASTIC, INC.

         New Generation Plastic, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify as follows:

         1. The present name of the Corporation is New Generation Plastic, Inc. and its original certificate of incorporation was filed with the office of the Secretary of State of the State of Delaware on April 15, 1999.

         2. This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation (the "Board") and by the sole stockholder of the Corporation in accordance with Sections 228, 242, and 245 of the DGCL.

         3. This Amended and Restated Certificate of Incorporation restates and integrates and further amends the certificate of incorporation of the Corporation, as heretofore amended (the "Certificate of Incorporation").

         4. The text of the Certificate of Incorporation is amended and restated in its entirety as follows:

         ARTICLE I

         The name of the corporation is New Generation Plastic, Inc.

         ARTICLE II

         The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, Wilmington, Delaware 19805, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

         ARTICLE III

         The nature of the business of the Corporation, or the purposes to be conducted or promoted by the Corporation, is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         ARTICLE IV

         The aggregate number of shares which the Corporation shall have the authority to issue is Fifty-One Million (51,000,000) of which Fifty Million (50,000,000) shall be Common Stock, par value $.001 per share, and One Million (1,000,000) shall be Preferred Stock, $.001 per share.

         The Board of Directors of the Corporation (the "Board") is authorized, subject to limitations prescribed by law and the provisions of this Article IV, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

         The authority of the Board with respect to each series shall include, but is not limited to, determination of the following:

         (a) The number of shares constituting that series and the distinctive designation of that series;

         (b) The dividend rate on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

         (c) Whether that series shall have voting rights, in addition to the voting rights provided by law and, if so, the terms of such voting rights;

         (d) Whether that series shall have conversion privileges and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board shall determine;

         (e) Whether or not the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

         (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amount of such sinking fund;

         (g) The rights of the shares in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

         (h) any other relative rights, preferences and limitations of that series.

         ARTICLE V

         In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to make, alter or repeal the Bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any Bylaws made by the Board.

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

         ARTICLE VI

         Unless, and except to the extent that, the Bylaws of the Corporation shall so require, the election of Directors of the Corporation need not be by written ballot.

         ARTICLE VII

         [RESERVED]

         ARTICLE VIII

         A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.

         Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a Director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

         ARTICLE IX

         The Corporation shall indemnify its officers, directors, employees and agents to the extent permitted by the General Corporation Law of Delaware.

         ARTICLE X

         The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at this time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

         ARTICLE X

         No action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting and the power of the stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied, unless such action has been approved by the Board prior to such action being taken.

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

         IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be duly executed this 7th day of June, 1995.


                                            NEW GENERATION PLASTIC, INC.


                                            By: /s/ Thomas R. Marshall
                                                --------------------------------
                                                Name:  Thomas R. Marshall
                                                Title: Secretary


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